Exhibit 99.1

CALIBER COMPLETES SALE OF TWO ADDITIONAL LAND PARCELS FOR HOUSING DEVELOPMENTS IN JOHNSTOWN, COLORADO
Buyers plan to develop multifamily and single-family rental units to meet the growing housing demand in the area

SCOTTSDALE, Ariz., April 29, 2024 –Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, today announced the sale of Areas B and C of The Ridge development, each approximately 20-acre parcels of land in Johnstown, Colo., for an aggregate $12.3 million. These are the second and third land sales Caliber has completed in the area for housing development in the past few months as the firm previously announced the sale of South Ridge, an 80-acre parcel of land in Johnstown to Journey Homes for $7.6 million.

After fees and other expenses, the sale of The Ridge’s Area B is expected to generate an unlevered internal rate of return of approximately 19.5% for the project, and for Area C, an unlevered internal rate of return of approximately 6.9%. Caliber’s Funds, along with Caliber, will receive approximately $2.1 million in net profit from the sales along with a return on invested capital of approximately $9.3 million.

Caliber sold Area B of The Ridge to DR Horton (aka Melody Homes, LLC) for $7.1 million. Located near East County Road 18 and South County Road 3E, DR Horton plans to develop lots for approximately 80 single-family lots on the parcel. Caliber sold Area C, located near County Road 16 and Frontage Road, for $5.2 million to Journey Homes, which has announced plans for a multifamily development with about 378 units. These 20-acre parcels are part of the 260-acre plot of land originally purchased by Caliber in June 2017 for $7.2 million as part of its Johnstown Development, an approximately 750-acre master-planned, mixed-use development project.

“We are very pleased with the recent acceleration in development projects in Johnstown,” said Roy Bade, Chief Development Officer of Caliber. “While development seemed to slow last year amid rising interest rates and a contraction in available capital, we view our recent land sales in Johnstown as a very positive sign that strong projects are moving forward once again. Each of these sales will bring much needed housing options to the Johnstown area, which continues to be one of the fastest growing communities in Colorado. These transactions further demonstrate Caliber’s expertise in identifying attractive alternative investment opportunities and unlocking their value to maximize returns for our investors.”

The Ridge is part of the Caliber Diversified Opportunity Fund II LP. Caliber is continuing to develop the remaining parcels of land within The Ridge for residential, retail and mixed-use development. Caliber’s developments in Northern Colorado are situated within the triangle of Fort Collins,

Loveland and Greeley at the intersection of I-25 and Freedom Parkway (Highway Road 402). Caliber and its investors currently own approximately 570 acres in the area encompassing six different projects in various stages of the development process. The master-planned community, which has been under development since 2017, will feature multiple new neighborhoods, with approximately 600 new single-family homes and 1,200 multi-family housing units, as well as community parks and commercial, retail, hospitality and industrial space. It is expected to bring significant new economic activity and opportunities to this rapidly growing area.
The broker on this transaction was NAI Affinity of Northern Colorado.

About Caliber (CaliberCos Inc.) (NASDAQ: CWD)
With more than $3.1 billion of managed assets, including estimated costs to complete assets under development, Caliber’s 15-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in our Private Funds.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber:
Victoria Rotondo
+1 480-295-7600
Victoria.rotondo@caliberco.com

Media Relations:
Kelly McAndrew, Financial Profiles
+1 203-613-1552
KMcAndrew@finprofiles.com